Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 1, 2003, by and between Group 1 Software, Inc. (f/k/a COMNET Corporation), a Delaware corporation (“Group 1” or the “Company”), and ROBERT S. BOWEN (“Bowen”).

     WHEREAS, Group 1 and Bowen entered into that certain Amended and Restated Employment Agreement, dated as of July 17, 2000; and

     WHEREAS, Group 1 and Bowen wish to amend and restate the aforesaid July 17, 2000 Agreement, as set forth in its entirety, below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree that the Agreement is hereby amended and restated in its entirety as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth in this Section 1.

(a) “Board” shall mean the Board of Directors of Group 1.

     (b) “Cause” shall mean (i) Bowen’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by Group 1 which causes Group 1 or any affiliate a substantial detriment; or (ii) the willful and continued failure of Bowen to perform substantially his duties under this Agreement (other than any such failure resulting from Bowen’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Bowen by the Board which specifically identifies the manner in which the Board believes that Bowen has not substantially performed his duties, and he has not cured to the reasonable satisfaction of the Board any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand or (iii) Bowen’s willful engaging in gross misconduct that is demonstrably and materially injurious to Group 1. For purpose of the preceding sentence, no act or failure to act by Bowen shall be considered “willful” unless done or omitted to be done by Bowen in bad faith and without his reasonable belief that his action or omission was in the best interests of Group 1. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for Group 1, shall be conclusively presumed to be done, or omitted to be done, by Bowen in good faith and in the best interests of Group 1. Cause shall not exist under clauses (ii) and (iii) above unless and until (A) the Board establishes by clear and convincing evidence that Cause exists, and (B) Group 1 has delivered to Bowen a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Bowen) at a meeting of the Board called and held for such purpose (after reasonable notice to Bowen and an opportunity for Bowen, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board an event set forth in clauses (ii) or (iii) has occurred and specifying the particulars thereof in detail. Group 1 must notify Bowen of any event constituting Cause within ninety (90) days following Group 1‘s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c) “Change in Control” means the occurrence of any one of the following events:

(i)

individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)

any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Bowen or any group of persons including Bowen (or any entity controlled by Bowen or any group of persons including Bowen);

(iii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction); or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting

Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

     (d) “Consumer Price Index” shall mean the Consumer Price Index (All Urban Consumers – 1967 = 100) for the Washington Metropolitan Area, published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index shall be discontinued, there shall be substituted therefor the most nearly comparable index published by any governmental agency, or if no such index shall be available, then a comparable index published by a bank or other financial institution or by a universally recognized financial publication.

     (e) “Date of Termination” means (i) the effective date on which Bowen’s employment by the Company terminates as specified in a prior written notice by the Company or Bowen, as the case may be, to the other, delivered pursuant to Section 14 or (ii) if Bowen’s employment with the Company terminates by reason of death, the date of death of Bowen.

     (f) “Disability” shall mean any physical or mental disability which continuously disables and wholly prevents Bowen from performing his duties under this Agreement for a period of 180 consecutive days and which is expected to be of a permanent duration. The determination of whether Bowen is disabled shall be made by two duly licensed physicians, one chosen by the Board and one chosen by Bowen. In the event the two physicians are unable to agree with respect to whether Bowen is disabled, the determination of whether Bowen is disabled shall be made by a third duly licensed physician chosen by the two physicians; provided, that, Group 1 may not terminate Bowen’s employment as a result of a Disability unless it has first given Bowen notice of such termination and, within thirty (30) days after such notice is given, Bowen has not returned to the full-time performance of his duties.

(g) “Existing Businesses” shall mean any of Group 1‘s business operations as of, or directly related to those operations as of, the date of this Agreement.

(h) “Fiscal Year” shall mean Group 1‘s annual accounting period as in effect from time to time, which is the twelve (12) month period ending each March 31.

(i) “Good Reason” means, without Bowen’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)

(A) any change in the duties or responsibilities (including reporting responsibilities) of Bowen that is inconsistent in any material and adverse respect with Bowen’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Bowen’s titles or offices, including membership on the Board, with the Company as in effect immediately prior to such Change in Control;

(ii)

a reduction by the Company in Bowen’s rate of annual base salary or Annual Bonus opportunity (including any material and adverse change in the formula for such Annual Bonus target) as in effect immediately prior to such Change in

Control or as the same may be increased from time to time thereafter;

(iii)

any requirement of the Company that Bowen (A) be based anywhere more than thirty-five (35) miles from the office where Bowen is located at the time of the Change in Control, if such relocation increases Bowen’s commute by more than twenty (20) miles, or (B) travel on Company business to an extent substantially greater than the travel obligations of Bowen immediately prior to such Change in Control;

(iv)

the failure of the Company to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Bowen is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Bowen’s participation in or reduce Bowen’s benefits under any such plan, unless Bowen is permitted to participate in other plans providing Bowen with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans), or (B) provide Bowen with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for Bowen immediately prior to such Change in Control, including the crediting of all service for which Bowen had been credited under such vacation policies prior to the Change in Control;

(v)

any refusal by the Company to continue to permit Bowen to engage in activities not directly related to the business of the Company which Bowen was permitted to engage in prior to the Change in Control;

(vi)	any purported termination of Bowen’s employment which is not effectuated pursuant to Section 14(b) (and which will not constitute a termination hereunder); or

(vii)	the failure of the Company to obtain a contractual agreement for the assumption of this Agreement from any successor (and Parent Corporation); or

(viii)	any material breach of the terms of this Agreement by the Company; or

(ix)	any termination of Bowen’s employment by Bowen following the first anniversary of a Change in Control.

     An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereofgiven by Bowen shall not constitute Good Reason. Bowen’s right to terminate employment for Good Reason shall not be affected by Bowen’s incapacity due to mental or physical illness and Bowen’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Bowen must provide notice of termination of employment within ninety (90) days following Bowen’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

     (j) “Qualifying Termination” means a termination of Bowen’s employment during the Term following a Change in Control (i) by the Company other than for Cause or (ii) by Bowen for Good Reason. Termination of Bowen’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

     (k) “Retirement” shall mean the cessation by Bowen of gainful employment for pay with the Company at the age of at least sixty-two (62) years with at least five (5) full years of service with the Company or any affiliate company.

     (l) “Term” shall mean the period commencing on April 1, 2003 and ending on April 1, 2007; provided that the Term shall automatically be extended until the third anniversary of a Change in Control that occurs prior to April 1, 2007.

     2. Employment During Term. Group 1 hereby agrees to employ Bowen and Bowen hereby agrees to accept employment during the Term.

     3. Title and Duties. During Bowen’s employment under this Agreement, Bowen’s title shall be Chief Executive Officer and his duties shall be commensurate with such position. Subject to the direction of the Board or any duly authorized committee thereof, Bowen shall exercise all of the authority that his title and office confers, and otherwise vested in him by the Board which shall be commensurate with his title and office, and, in general, so long as Bowen continues as Chief Executive Officer of any of the Existing Businesses, he shall (subject to the direction of the Board or the Board of Directors of such Existing Business, or any duly authorized committee thereof) direct and manage all of the operations, employees, financial and business affairs of such Existing Businesses and such other business operations and subsidiaries as Bowen and the Board may agree.

     4. Compensation. During Bowen’s employment under this Agreement, Group 1 shall pay Bowen compensation for the services rendered by him as set forth below:

     (a) For the period April 1, 2003 through March 31, 2004, Bowen shall be entitled to an annual base salary of Six Hundred Thousand Dollars ($600,000) per annum. Bowen’s annual base salary shall be adjusted April 1, 2004 and each April 1 thereafter by the amount of any positive percentage change in the Consumer Price Index (the amount of Bowen’s annual base salary as in effect under the terms of this Agreement at any given time shall hereinafter be referred to as “Base Salary”). Base Salary shall be payable in equal installments on the last day of each month or in accordance with Group 1‘s general salary payment procedures for its executives.

     (b) In addition to the amounts set forth in Section 4(a), Bowen shall be paid such other amounts in addition to his base salary as the Board may, in its discretion, determine from time to time, provided that any such additional payments shall not be considered to be Base Salary for purposes of Section 4(a), unless designated as such by the Board in a written document delivered to Bowen.

5. Bonuses.

     (a) If Bowen is employed by Group 1 on the last day of any Fiscal Year during the Term, then, in addition to any payments made to Bowen by Group 1, Bowen shall be entitled to receive, following the close of such Fiscal Year, the following cash bonus payments for services in such Fiscal Year (the “Annual Bonus”):

(i)

An amount determined by multiplying the amount that Group 1’s consolidated net earnings for that Fiscal Year exceed the consolidated net earnings for the immediately preceding Fiscal Year ("Earnings Growth") as follows: seven percent (7%) of the Company’s Earnings Growth from zero percent (0%) Earnings Growth up to five percent (5%) Earnings Growth, plus ten percent (10%) of the Company’s Earnings Growth from five percent (5%) Earnings Growth up to ten percent (10%) Earnings Growth, plus fifteen percent (15%) of the Company’s Earnings Growth from ten percent (10%) Earnings Growth up to fifteen percent (15%) Earnings Growth, plus twenty-one percent (21%) of the Company’s Earnings Growth above fifteen percent (15%) Earnings Growth; provided, however, that the Annual Bonus in any Fiscal Year shall not exceed Eight Hundred Thousand Dollars ($800,000) (the "Maximum Annual Bonus"); provided, further, that the amount of the Annual Bonus payable with respect to any given Fiscal Year shall be reduced so that the total amount of compensation that (A) does not meet the requirements for "qualified performance-based compensation" within the meaning of Code Section 162(m) (as defined in Section 12 below) and the regulations thereunder and (B) is to be reported as income to Bowen from Group 1 or an affiliate on Form W-2 in the tax year of Group 1 in which the Annual Bonus is to be deducted by the Company, does not exceed $ 1 million (any amounts so reduced shall hereinafter be referred to as "Bonus Reductions"). Notwithstanding the foregoing, the Board may, in its sole discretion pay Bowen additional bonus, in a Fiscal Year, if specific circumstances warrant such payment.

(ii)	For any Fiscal Year that is used in the calculation of Earnings Growth with respect to the calculation of Annual Bonus the net consolidated earning for such year will be increased by the amount of any Acquisition Projected Losses with respect to such Fiscal Year.

“Acquisition Projected Losses” shall mean for any Fiscal Year in which an acquisition of another business entity occurs, or thereafter, the amount, if any, of projected loss to net consolidated earning of Group 1 as set forth in management’s projections (set forth on a quarterly basis) for such acquisition as approved by the Board at the time it approved the acquisition

In any Fiscal Year for which the amount earned under the Annual Bonus formula set out in Section 5(a)(i), above, exceeds the Eight Hundred Thousand Dollars ($800,000) maximum annual payment set out therein, such excess amount (the "Excess") will be carried forward and paid as soon as, and to the extent that, the net earnings for any subsequent Fiscal Year would result in an Annual Bonus payment to Bowen of less than the Maximum Annual Bonus; provided, however, that: (i) no payment of Excess payable in a given Fiscal Year shall exceed One Half (1/2) of the Maximum Annual Bonus for that Fiscal Year (ii) no Excess shall be paid to Bowen in any year in which he is subject to a Bonus Reduction under Section 5(a)(i) and any Excess not paid for that reason shall also be deemed to be a Bonus Reduction for purposes of Section 5(d) and (iii) any Excess not paid to Bowen within sixty (60) months of being first carried forward as Excess (other than amounts deemed to be Bonus Reductions) shall be forever forfeited by Bowen. Excess amounts carried forward shall be paid out on a first carried forward, first-paid basis.

     (b) Upon the complete divestiture of any subsidiary of Group 1, Bowen shall have no further right to any bonus payment based on the net consolidated earnings of such divested subsidiary (other than net consolidated earnings attributable to the divestiture), and his obligations to perform duties with respect to such subsidiary shall also cease upon the consummation of the divestiture, subject to any agreements that the Board of Directors or authorized representatives of such subsidiary may have in place or may reach as to Bowen’s responsibilities and compensation for such divested subsidiary.

     (c) The amount of any Annual Bonus for any Fiscal Year determined under Section 5(a) shall be paid in cash to Bowen within fifteen (15) days after Group 1‘s regular independent certified public accountants render their reports on Group 1‘s annual audited financial statements for such Fiscal Year.

(d) Bonus Reductions determined under Section 5(a)(i) and 5(a)(ii) shall be credited to the Group 1 Software, Inc. Deferred Compensation Plan (the “Deferred Plan”) and

for purposes thereof shall be deemed to have been duly elected to be so deferred by Bowen under Section 4.1 of the Deferred Plan, and Bowen shall be further deemed to have elected payment of the deferred Bonus Reductions and any earnings thereon in a lump sum upon termination of employment with Group 1 in accordance with Section 6.1(c) of the Plan. Notwithstanding any other provision of this Agreement, payment of Bonus Reductions shall be exclusively governed by the Deferred Plan and the related Group 1 Software, Inc. Deferred Compensation Trust.

     6. Fringe Benefits. In addition to all other remuneration provided by this Agreement, during his employment pursuant to this Agreement, Bowen shall be entitled, but not limited, to the following benefits (or, in the case of benefits described in Sections 6(a), (b), (c), (d) or (e), their reasonable equivalent) at Group 1‘s expense:

     (a) Life insurance on the life of Bowen pursuant to the outstanding policy issued by Executive Life Insurance Company in the amount of $2,000,000 to the Robert S. Bowen Insurance Trust, as policy-holder, or pursuant to comparable coverage with an equivalent carrier, which coverage shall be selected by Bowen and reasonably acceptable to the Board as to the carrier and the terms of the policy (including, without limitation, premiums).

     (b) Accidental death and dismemberment insurance, in addition to the insurance provided under Section 6(a) above, in an amount not less than Bowen’s base salary as the same shall be adjusted from time to time as provided herein and payable to Bowen or a beneficiary or beneficiaries named by him, as the case may be. Benefits shall be provided under essentially the same conditions as set forth in Exhibit A attached hereto and hereby incorporated herein.

(c) Short-term disability protection in an amount not less than Bowen’s base salary, as the same shall be adjusted from time to time as provided herein, for a period of fifty-two (52) weeks.

     (d) Long-term disability protection in an amount equal to Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year reduced by any social security disability benefits received by Bowen with respect to the same disability until the earlier of (i) the date that Bowen is able to resume the duties contemplated by this Agreement or (ii) the date on which Bowen attains age 70.

(e) An annual physical at a clinic or from a physician(s) of Bowen’s choice.

(f) Paid vacation in an amount determined by Bowen in his discretion but subject to the needs of the business and subject to a limit of four (4) weeks per year of this Agreement.

(g) All other rights and benefits for which Bowen may be eligible pursuant to any employee benefit plans maintained from time to time by Group 1 for its executives or its employees.

     7. Board of Directors. During Bowen’s employment under this Agreement, Group 1 will use its best efforts to cause Bowen to remain a member of the Board and the Executive Committee, if any, thereof. Bowen shall serve without additional compensation in such capacities. References herein to the Board shall include, where the context requires, such Executive Committee.

     8. Conditions and Places of Employment.

     (a) Bowen’s services will be rendered in the United States or at such other places as he and the Board deem advisable; provided, however, that Bowen shall not be required to render services hereunder at any principal location for Group 1 (in the event that Group 1‘s location is moved from its present site in Lanham, Maryland) if such principal location lies in excess of thirty-five (35) miles from Bowen’s then- residence, without Bowen’s consent. Bowen shall devote such time and attention to his duties under this Agreement both within and outside normal working hours as shall be reasonably required by the Board.

     (b) While he is employed under this Agreement, Bowen shall not, without the prior written consent of the Board, directly or indirectly engage in, or accept any position as agent, employee, officer or director of, or consult with, advise, invest in (except for investments of less than five percent (5%) of the capital stock of a publicly-traded company) or otherwise in any way give assistance or aid to any person, engaging in business which competes with the business of Group 1 or any of its subsidiaries as conducted during Bowen’s employment hereunder. If Bowen’s employment is terminated for any reason whatsoever, Bowen shall not (as an individual, principal, agent, employee, consultant or otherwise), for a period of twenty-four (24) months after such date of employment termination, directly or indirectly within the Unites States of America (including its territories and possessions) engage in activities relating to any of the businesses engaged in by Group 1 or any of its subsidiaries within the twelve (12) month period immediately preceding such date of employment termination, nor render services to, be associated with or have an ownership interest in (except for investments of less than five percent (5%) of the capital stock of a publicly-traded company) any business entity which offers goods or services that are directly competitive with those offered for Group 1 or any of its subsidiaries within such twelve (12) month period. Notwithstanding anything contained in this Section 8(b), if Group 1 sells or otherwise disposes of any of the Existing Businesses Bowen may render services to, be affiliated with or have an ownership interest in such Existing Business.

     (c) Bowen shall not, at any time during or following his employment hereunder, directly or indirectly furnish to any person not entitled to receive the same for the immediate benefit of Group 1 or any of its subsidiaries, any trade secrets or confidential information, including but not limited to, information as to the business methods, operations and affairs of Group 1 or any of its subsidiaries, the names, addresses or requirements of any of its customers, or the prices, credit and other terms extended to or by Group 1 or any of its subsidiaries.

     (d) The provisions of Sections 8(b) and 8(c) shall survive the termination of this Agreement. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions. Bowen acknowledges that breach of any provision in Sections 8 (b) and 8(c) would cause grave and irreparable injury to Group 1 that would not be compensable in money damages, and therefore, in addition to Group 1‘s other express and implied remedies, Group 1 shall be entitled to injunctive and other equitable relief to prevent any actual or intended injuries that may result from such breach without any need to demonstrate that Group 1 has no adequate damages at law. However, nothing in this Section 8(d) shall limit any other right or remedy to which Group 1 may be entitled.

     9. Expenses, Etc. All expenses reasonably incurred by Bowen in connection with the performance of his duties hereunder, including expenses for travel, entertainment and other business activities, shall be paid by Group 1 or reimbursed to Bowen as the case may be. Group 1 shall provide, for Bowen’s business or personal use, an luxury automobile reasonably selected by Bowen and shall provide for all operation and maintenance expenses in connection therewith, including adequate insurance with respect, thereto.

     10. Non-Qualifying Termination of Employment.

     (a)  In the event that Bowen’s employment by Group 1 is terminated during the Term because of Bowen’s Disability or Retirement, the consequences shall be as follows: (i) Bowen shall be entitled to receive his Base Salary equitably pro-rated through the Date of Termination; (ii) all Annual Bonus amounts which have not been paid to Bowen, including an Annual Bonus for the Fiscal Year of his termination of employment equitably pro-rated through the Date of Termination and any accumulated but unpaid Excess, shall be paid to Bowen at the time set forth in Section 5 hereof; and (iii) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof, other than those set forth in Section 6(e) and (f), shall continue to be provided during the Term.

     (b) In the event that Bowen’s employment by Group 1 is terminated during the Term because of Bowen’s death, the consequences shall be as follows: (i) Bowen’s Base Salary equitably pro-rated through the Date of Termination shall be paid to Bowen’s executor or other person representative or as Bowen shall otherwise have directed in writing; (ii) all Annual Bonus amounts which have not been paid to Bowen, including an Annual Bonus for the Fiscal Year of his death equitably pro-rated through the Date of Termination and any accumulated but unpaid Excess, shall be paid at the time set forth in Section 5 hereof to Bowen’s executor or other personal representative or as Bowen shall otherwise direct in writing; and (iii) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof, other than those set forth in Section 6(g), shall cease, except for benefits payable due to such death, and except for those benefit coverages which would survive for the spouse, dependents or beneficiaries of Group 1‘s executives in general.

     (c) In the event that Bowen’s employment with Group 1 is terminated during the Term (i) by Bowen for some reason other than death, Disability, Retirement, or, following a Change in Control, other than for Good Reason or (ii) by Group 1 for Cause (as such term is defined in Section 1 hereof), the consequences shall be as follows: (A) Bowen shall be entitled to receive his Base Salary equitably pro-rated through the Date of Termination; (B) any non-Excess Annual Bonus amounts earned under Section 5(a)(i) with respect to the Fiscal Year preceding the year of termination which have not been paid to Bowen shall be paid to Bowen at the time set forth in Section 5 hereof; provided that he shall not be entitled to an Annual Bonus for the Fiscal Year which includes the Date of Termination of or to payment of any accumulated but unpaid Excess; (C) Bowen shall be afforded the maximum length of time permissible under Group 1‘s stock option plans to exercise stock options granted to him thereunder; and (D) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof shall cease.

     (d) If Bowen’s employment by Group 1 is terminated by Group 1 during the Term and prior to a Change in Control without Cause, the consequences shall be as follows: (i) Bowen shall be entitled to receive, during the remainder of the Term, his Base Salary, as adjusted pursuant to Section 4 hereof and payable as set forth in such Section 4, (ii) all Annual

Bonus amounts (including any Excess) shall be earned by and paid to Bowen, for the remainder of the Term, in such amounts and at such times as if Bowen’s employment with Group 1 had not been terminated but had continued for the remainder of the Term; provided that such Annual Bonus Amounts shall not be subject to any Bonus Reduction and shall be payable in full; (iii) all stock options granted to Bowen which have not yet vested shall continue to vest as if Bowen’s employment with Group 1 had not been terminated but had been continued for the remainder of the Term, and Bowen shall be afforded the maximum length of time permissible under Group 1‘s stock option plans to exercise stock options granted to him thereunder (disregarding any provisions that such options expire on termination); provided, however, that if such vesting after termination is prohibited by a governmental or regulatory authority, Group 1 shall at such time as such stock options would have vested, pay Bowen the difference between the average reported price for the stock over the immediately preceding twenty (20) days and the exercise price of such options at such date; and (iv) fringe benefits granted to Bowen pursuant to Section 6 hereof shall continue to be provided for the remainder of the Term, including, but not limited to, the insurance policy issued to the Robert S. Bowen Insurance Trust, as policy-holder, pursuant to Section 6(a) hereof, the annual premiums for which policy shall be paid by Group 1.

     (e) Upon any termination of Bowen’s employment hereunder prior to a Change in Control, unless otherwise specifically provided herein, all options held by Bowen to purchase Group 1‘s stock shall be treated as provided in the instruments or agreements governing such options. Such treatment shall include any provision for acceleration of vesting upon retirement.

     11. Qualifying Termination of Employment.

(a) Qualifying Termination – Severance. If, during the Term, Bowen’s employment shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Bowen:

(i) any compensation previously earned by Bowen, including any deferred compensation (other than pursuant to a tax-qualified plan) together with any interest and earnings thereon and any accrued vacation pay, in each case to the extent not theretofore paid; plus (ii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to two (2) times the sum of (i) Bowen’s highest annual rate of base salary during the 12-month period immediately prior to Bowen’s Date of Termination, plus (ii) the Target Annual Bonus (as defined below) in respect of the Fiscal Year in which the Date of Termination occurs.

For purposes of this Agreement, "Target Annual Bonus" shall mean (i) the Annual Bonus that Executive would earn under the formula set forth in section 5(a)(i) of this Agreement based on the attainment of the consolidated net earnings projection prepared by the Company and approved by the Board for the Fiscal Year in which a Qualifying Termination occurs or (ii) such greater amount as established by the Board prior to the start of such Fiscal Year.

     (b) Qualifying Termination — Benefits. If, during the Term, Bowen’s employment shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of two (2) years following Bowen’s Date of Termination, Bowen (and Bowen ‘s dependents, if applicable) with the same level of medical, dental, accident, disability, life insurance and fringe benefits upon substantially the same terms and conditions (including contributions required by Bowen for such benefits) as existed immediately prior to Bowen’s Date of Termination (or, if more favorable to Bowen, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Bowen cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Bowen becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Bowen’s eligibility, but only to the extent that the Company reimburses Bowen for any increased cost and provides any additional benefits necessary to give Bowen the benefits provided hereunder.

     (c) Qualifying Termination – Incentive Compensation. Notwithstanding any provision of any annual or long-term incentive compensation plan to the contrary, if, during the Term, Bowen’s employment shall terminate pursuant to a Qualifying Termination, the Company shall pay to Bowen within ten (10) days following the Date of Termination a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation, including the Annual Bonus, which has been allocated or awarded to Bowen for a completed Fiscal Year or other measuring period proceeding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of Bowen to a subsequent date; (ii) an Annual Bonus for the Fiscal Year in which the Qualifying Termination occurs equitably pro-rated through the Date of Termination; (iii) all accumulated, but unpaid Excess Amounts and (iv) the aggregate value of all contingent incentive compensation awards, other than the Annual Bonus, allocated or awarded to Bowen for all then uncompleted periods under any such plan that Bowen would have earned on the last day of the performance award period, assuming the achievement of the individual and corporate performance goals established with respect to such award; provided that awards for uncompleted periods shall be prorated based upon the number of days Bowen is employed by the Company during the relevant performance period.

     (d) Qualifying Termination — 401(k) Plan Contributions. If, during the Term, Bowen’s employment shall terminate pursuant to a Qualifying Termination, all unvested 401(k) contributions in Bowen’s 401(k) account shall immediately vest or the Company shall pay Bowen an amount equal to any such unvested amounts that are forfeited by reason of said Qualifying Termination.

     (e) Qualifying Termination — Outplacement Services. If, during the Term, Bowen’s employment shall terminate pursuant to a Qualifying Termination, the Company shall provide Bowen with outplacement services suitable to Bowen’s position for a period of two

(2) years or, if earlier, until the first acceptance by Bowen of an offer of employment. The cost of such outplacement services shall not exceed 20% of Bowen’s base salary.

     (f) Nonqualifying Termination. If, during the Term, Bowen’s employment shall terminate other than by reason of a Qualifying Termination, then the consequences of such termination shall be governed by the applicable provisions of Section 10 hereof. The payments and benefits provided for under Sections 10 and 11 hereof shall be mutually exclusive of one another and entitlement to benefits under the terms of one Section precludes receipt of benefits under the terms of the other.

     (g) Stock Options. In the event of a Change in Control, all options to purchase Company stock held by Bowen which are not fully vested and exercisable shall become fully vested and exercisable as of a time established by the Board, which shall be no later than a time preceding the Change in Control which allows Bowen to exercise such options and cause the stock acquired thereby to participate in the Change in Control transaction.

(h) Restricted Stock. All unvested restricted shares of Company stock held by Bowen shall vest and all restrictions thereon shall lapse upon a Change in Control.

     12. Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any affiliate), or any entity which effectuates a Change in Control, to or for the benefit of Bowen (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Bowen with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Bowen an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Bowen of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Bowen retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Bowen’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Bowen shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Bowen’s adjusted gross income.

     (b) Subject to the provisions of Section 12(a), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Bowen within fifteen (15) business days of the receipt of notice from the Company or Bowen that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Bowen may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 12 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Bowen, it shall furnish Bowen with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Bowen’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Bowen. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Bowen thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Bowen. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Bowen for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Bowen (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Bowen shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     13. Withholding Taxes. The Company may withhold from all payments due to Bowen (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     14. Notices.

     (a) All notices, demands or other communications under this Agreement shall be effective if in writing and either given personally to the other party or sent pre-paid certified or registered mail, with return-receipt requested, addressed to the other party at the address set forth below or at such other address as may have been furnished by such other party in writing. Any notice sent by mail pursuant to the preceding sentence shall be deemed to have been received no later than seven (7) days after mailing. Notices to Bowen by mail shall be sent to Bowen’s address as shown on the records of Group 1. Notices to Group 1 may be delivered by hand to the Chief Financial Officer of Group 1 or by mail by sending the same to Group 1‘s headquarters, Attention: Chief Financial Officer.

     (b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’ s rights hereunder.

     15. Effectiveness; Binding Effect. This Agreement shall be effective upon the execution and delivery hereof. This Agreement shall be binding on the parties hereto and their respective heirs, successors and assigns.

     16. Governing Law; Severability. This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of the State of Maryland. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a tribunal of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then-applicable law.

     17. Arbitration. Any disputes between the parties with respect to the meaning or interpretation of this Agreement or the amounts of any payments hereunder which cannot be settled amicably by the parties hereto, shall be settled by arbitration in the State of Maryland or another location mutually acceptable to the parties in accordance with the rules of arbitration of the American Arbitration Association. The costs of such arbitration or any action initiated by Bowen in good faith to enforce his rights under this Agreement, including, without limitation, Bowen’s legal fees, costs and expenses shall be paid by Group 1.

     18. Gender; Number. The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

     19. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Counterparts may be executed on the same date (or different dates) in different locations and telephonic confirmation by all individual signators shall be deemed proper, complete and binding execution of this Agreement (on the date that Bowen and at least one (1) signator for Group 1 has signed) such that this Agreement shall thereafter be in full force and effect.

     20. Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement of the parties hereto concerning the subject matter hereto, including the understandings previously set out in the Fee Agreement dated as of January 25, 1992 between Bowen and Group 1. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto concerning the subject matter hereof which is not set forth in this Agreement. None of the provisions of this Agreement may be amended, waived, otherwise modified or terminated, except by a writing which is signed by both Bowen and Group 1 and which is specifically authorized or ratified by the Board.

     21. No Assignment Without Consent of Group 1. Except as set forth herein or either by operation of law upon Bowen’s death or pursuant to Bowen’s will upon his death, no rights of any kind under this Agreement shall, without the specific authorization of the Board, be transferable or assignable by Bowen or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Employment Agreement as of the date first above written.

GROUP 1 SOFTWARE, INC. By:_______________________________________________________ Name: Title: _______________________________________________________ Robert S. Bowen

EXHIBIT A
ACCIDENTAL DEATH AND
DISMEMBERMENT
INSURANCE

This benefit is in addition to the Basic Life Insurance. It will be paid, if while insured, you suffer any of the losses described below solely as the result of accidental injury. The loss must occur within one hundred eighty (180) days of the injury. Accidental injury is one that occurs solely through external, violent and accidental means. No more than your amount of insurance will be paid for all losses incurred during your lifetime.

An amount equal to your Basic Life Insurance will be paid for the accidental loss of life, two limbs, sight of two eyes.

An amount equal to one-half your Basic Life Insurance will be paid for the accidental loss of one limb or sight of one eye.

Loss of sight means total and irrecoverable loss of sight. Loss of limb means loss of hand or foot by severance, at or above the wrist or ankle.

No loss if covered as an accidental death or dismemberment if it results directly or indirectly from:

a.	Suicide, while sane or insane;

b.	a state of war, any act of war, an insurrection, or participating in a riot;

c.	bodily or mental infirmity or disease;

d.	ptomaine or bacterial infection except only septic infection of and through a visible wound accidentally sustained.